EXHIBIT 2.1

FIRST AMENDMENT

TO

STOCK PURCHASE AGREEMENT

This Agreement is entered into on as of July 28, 2009 by and Evolution Resources, Inc., a Nevada corporation (the "Buyer"), and Mark Mollo (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."

On July 14, 2009, the Buyer and Seller entered into a Stock Purchase Agreement which is hereby amended in its entirety to reflect the fact that the Target owns a 54.2675 membership interest in Liqua Ethanol LLC not the Seller.

The Seller in the aggregate own all of the outstanding capital stock of corporation Liquafaction Corporation (the "Target").

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target in return for cash and the Buyer Notes.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.

Definitions.

"Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

"Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of Code §1504(a).

"Allocable Portion" means with respect to the share of any Seller in a particular amount that fraction equal to the number of Target Shares the Seller holds as set forth in §4(b) of the Disclosure Schedule over the total number of outstanding Target Shares.

"Buyer" has the meaning set forth in the preface above.

"Buyer Note" has the meaning set forth in §2(b) below.

"Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

"Closing" has the meaning set forth in §2(d) below.

"Closing Date" has the meaning set forth in §2(d) below.

"Code" means the Internal Revenue Code of 1986, as amended.

"Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

"Disclosure Schedule" has the meaning set forth in §4 below.

"Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other material employee benefit plan, program or arrangement of any kind.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

"Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means each entity which is treated as a single employer with the Target for purposes of Code §414.

"Financial Statement" has the meaning set forth in §4(g) below.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

"Indemnified Party" has the meaning set forth in §8(d) below.

"Indemnifying Party" has the meaning set forth in §8(d) below.

"Knowledge" means actual knowledge without independent investigation.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property which is used in the Target's or its Subsidiaries' business.

"Leases" means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any of the Target or its Subsidiaries holds any Leased Real Property.

"Most Recent Financial Statements" has the meaning set forth in §4(g) below.

"Most Recent Fiscal Month End" has the meaning set forth in §4(g) below.

"Multiemployer Plan" has the meaning set forth in ERISA §3(37).

"Ordinary Course of Business" means the ordinary course of business consistent with part custom and practice (including with respect to quantity and frequency).

"Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any of the Target or its Subsidiaries and used in the business of the Target and its Subsidiaries taken as a whole.

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Permitted Encumbrances" means with respect to each parcel of Owned Real Property: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Owned Real Property which are not due and payable as of the Closing Date or which are being contested by appropriate proceedings; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Owned Real Property incurred in the ordinary course of business for amounts which are not delinquent and which would not, in the aggregate, have a material adverse effect on the business of the Target and its Subsidiaries taken as a whole or which are being contested by appropriate proceedings; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Owned Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Owned Real Property; (d) liens for any financing secured by such Owned Real Property which is an obligation of any of the Target or its Subsidiaries which will not be paid off at Closing; and (e) easements, covenants, conditions, restrictions and other similar matters affecting title to such Owned Real Property and other title defects, all of which do not or would not materially impair the use or occupancy of such Owned Real Property in the operation of the business of the Target and its Subsidiaries taken as a whole.

"Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"Purchase Price" has the meaning set forth in §2(b) below.

"Requisite Seller" means Seller holding in interest of the Target Shares as set forth in §4(b) of the Disclosure Schedule.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"Seller" has the meaning set forth in the preface above.

"Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"Target" has the meaning set forth in the preface above.

"Target Share" means any share of the common stock or membership interests of the Target.

"Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in §8(d) below.

2.

Purchase and Sale of Target Shares.

(a)

Basic Transaction.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from each of the Seller, and each of the Seller agrees to sell to the Buyer, all of his or its Target Shares for the consideration specified below in this §2.

(b)

Purchase Price. The Buyer agrees to pay to the Seller $100,000 (the "Purchase Price") payable as follows (i) $35,000 paid from prior deposit upon the execution of this Agreement, (ii) $30,000 in equal weekly payments for the ten weeks from the date hereof and (iii) $150,000 upon the earlier of the completion of Buyer’s Moses Lake project funding or 120 days following the execution of this Agreement at which time $50,000 of the $150,000 shall be paid.  In any event, such $150,000 shall be paid in full no later than January 31, 2010.  Additionally the Seller shall receive at closing warrants to purchase 1,150,000 shares of Buyer’s common stock at an exercise price of $7.00 per share in a substantially the form attached here to as Exhibit A.  Further, the Seller will receive warrants to purchase an additional 400,000 shares of Buyer’s common stock at an exercise price of $7.00 per share per the following schedule: (a) warrants to purchase 200,000 shares upon the project producing cellulosic ethanol at a rate of at least 3 millions of gallons per year (“mmgy”) for 15 consecutive days; (b) warrants to purchase 100,000 shares upon the project producing cellulosic ethanol at a rate of at least 5 mmgy for 15 consecutive days; (c) warrants to purchase 100,000 shares upon the project producing cellulosic ethanol at a rate of at least 15 mmgy for 15 consecutive days.

(c)

Net Cash Payment to Seller. Immediately prior to the Closing, the Seller will cause the Target to pay the Seller in proportion to their respective holdings of Target Shares an aggregate amount (and may cause each Subsidiary of the Target to pay to the Target any necessary component thereof) equal to the Seller' good faith estimate of the excess (if any) of (i) the consolidated Cash of the Target and its Subsidiaries as of the Closing over (ii) the aggregate liability of the Target and its Subsidiaries for unpaid Income Taxes as of the Closing (computed in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Income Tax Returns). The Seller may cause (A) the Target to make any such payment to them in the form of a dividend or a redemption and (B) any Subsidiary of the Target to make any such payment to the Target in the form of a dividend, a redemption, or an intercompany loan.

(d)

The Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall occur as of the date of this Agreement.

(e)

Deliveries at the Closing.  At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in §7(b) below, (iii) each of the Seller will deliver to the Buyer stock certificates representing all of his or its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to each of the Seller the consideration specified in §2(b) above.

(f)

Sales Commission.  Seller shall receive a sales commission of 25% of the selling price (plus related expenses) on all sales of excess equipment owned by Target not needed by Buyer, for those equipment sales directly negotiated by Buyer.

3.

Representations and Warranties Concerning the Transaction.

(a)

Representations and Warranties of the Seller.  Each of the Seller represents and warrants to the Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to himself or itself, except as set forth in Annex I attached hereto.

(i)

Organization of Certain Seller. If the Seller is a corporation, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)

Authorization of Transaction. The Seller has full power and authority (including, if the Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)

Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, if the Seller is a corporation, any provision of its charter or bylaws.

(iv)

Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v)

Investment. The Seller (A) understands that the Buyer Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Notes solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Notes, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes, and (F) is an Accredited Investor for the reasons set forth on Annex I.

(vi)

Target Shares. The Seller holds of record and owns beneficially the number of Target Shares set forth next to his or its name in §4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

(b)

Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Annex II attached hereto.

(i)

Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii)

Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii)

Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv)

Brokers' Fees. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(v)

Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.

Representations and Warranties Concerning the Target and Its Subsidiaries.  The Seller represent and warrant to the Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule").

(a)

Organization, Qualification, and Corporate Power.  Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of each of the Target and its Subsidiaries.

(b)

Capitalization.  All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Seller as set forth in §4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

(c)

Noncontravention.  To the Knowledge of any of the Seller, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries except where the violation conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any of the Seller, none of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d)

Brokers' Fees.  None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)

Title to Tangible Assets.  The Target and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the material tangible assets they use regularly in the conduct of their businesses.

(f)

Subsidiaries.  §4(f) of the Disclosure Schedule sets forth for each Subsidiary of the Target (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Target have been duly authorized and are validly issued, fully paid, and nonassessable. One of the Target and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Target.

(h)

Events Subsequent to Most Recent Fiscal Month End.  Since the Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of the Target and its Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date none of the Target and its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business the primary purpose or effect of which has been to generate or preserve Cash.

(i)

Legal Compliance.  To the Knowledge of any of the Seller, each of the Target and its Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Target and its Subsidiaries taken as a whole.

(j)

Tax Matters.

It is accepted that all taxes have not been filed. The Buyer shall be responsible for up to $200,000 in past due taxes. The Seller is responsible for any taxes in excess of $200,000 in the event that more then $200,000 in taxes are due.

(i)

Each of the Target and its Subsidiaries has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole.

(iii)

None of the Target and its Subsidiaries has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

(iv)

None of the Target and its Subsidiaries is a party to any Income Tax allocation or sharing agreement.

(k)

Real Property.

(i)

§4(k)(i) of the Disclosure Schedule sets forth the address and description of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property, and except for matters that would not have a material adverse effect on the business of the Target and its Subsidiaries taken as a whole:

(A)

the Target or one of its Subsidiaries has good and marketable fee simple title, free and clear of all liens and encumbrances, except Permitted Encumbrances;

(B)

except as set forth in §4(k)(i)(B) of the Disclosure Schedule, none of the Target or its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(C)

there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(ii)

§4(k)(ii) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. The Seller have delivered to the Buyer a true and complete copy of each such Lease document.

(l)

Intellectual Property.  §4(l) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Target and its Subsidiaries with respect to any of its intellectual property, identifies each pending patent application or application for registration which any of the Target and its Subsidiaries has made with respect to any of its intellectual property, and identifies each material license, agreement, or other permission which any of the Target and its Subsidiaries has granted to any third party with respect to any of its intellectual property.

(n)

Powers of Attorney.  To the Knowledge of any of the Seller, there are no outstanding powers of attorney executed on behalf of any of the Target and its Subsidiaries.

(o)

Litigation.  §4(o) of the Disclosure Schedule sets forth each instance in which any of the Target and its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole.

(p)

Employee Benefits.

(i)

§4(p) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Target and its Subsidiaries maintains or to which any of the Target and its Subsidiaries contributes.

(A)

To the Knowledge of any of the Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole.

(B)

All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made to each such Employee Benefit Plan which is an Employee Pension Benefit Plan. All premiums or other payments which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(C)

Each such Employee Benefit Plan which is intended to meet the requirements of a "qualified plan" under Code §401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code §401(a).

(D)

As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

(E)

The Seller have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan.

 (q)

Environmental, Health, and Safety Matters.

(i)

To the Knowledge of any of the Seller, the Target and its Subsidiaries are in compliance with Environmental, Health, and Safety Requirements, except for such noncompliance as would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole.

(ii)

To the Knowledge of any of the Seller, the Target and its Subsidiaries have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Target or its Subsidiaries or their facilities arising under Environmental, Health, and Safety Requirements, the subject of which would have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole.

(iii)

This §4(q) contains the sole and exclusive representations and warranties of the Seller with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

(r)

Certain Business Relationships with the Target and Its Subsidiaries.  None of the Seller and their Affiliates have been involved in any material business arrangement or relationship with any of the Target and its Subsidiaries within the past 12 months and none of the Seller and their Affiliates own any material asset, tangible or intangible, which is used in the business of any of the Target and its Subsidiaries.

(s)

Disclaimer of Other Representations and Warranties.  Except as expressly set forth in §3 and this §4, the Seller make no representation or warranty, express or implied, at law or in equity, in respect of the Target, its Subsidiaries, or any of their respective assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in §3 and this §4, the Buyer is purchasing the Target shares on an "as-is, where-is" basis.

5.

Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)

General.  Each of the Parties will use his or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).

(b)

Operation of Business.  The Seller will not cause or permit any of the Target and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit any of the Target and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business the primary purpose or effect of which will be to generate or preserve Cash.

6.

Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a)

General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below).

(b)

Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target and its Subsidiaries, each of the other Parties shall cooperate with him or it and his or its counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c)

Transition.  None of the Seller will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Target and its Subsidiaries from maintaining the same business relationships with the Target and its Subsidiaries after the Closing as it maintained with the Target and its Subsidiaries prior to the Closing.

7.

Conditions to Obligation to Close.

(a)

Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)

the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)

the Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)

there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)

the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iii) is satisfied in all respects;

The Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b)

Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i)

the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)

the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)

there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv)

the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v)

all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, the Target, and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

The Requisite Seller may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.

8.

Remedies for Breaches of This Agreement.

(a)

Survival of Representations and Warranties.

in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b)

Indemnification Provisions for Benefit of the Buyer.

(i)

In the event any of the Seller breaches any of their representations, warranties, and covenants contained herein (other than the covenants in §2(a) above and the representations and warranties in §3(a) above), and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against any of the Seller pursuant to §10(h) below within such survival period, then each of the Seller agrees to indemnify the Buyer from and against his or its Allocable Portion of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused by the breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty or covenant of the Seller contained in §4 above. (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $25,000 aggregate deductible (after which point the Seller will be obligated only to indemnify the Buyer from and against further such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds the aggregate value of the warrants set forth in Section 2(b) ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences). Such indemnification shall be realized solely by the forfeiture of the warrants.

(ii)

In the event any of the Seller breaches any of his or its covenants in §2(a) above or any of his or its representations and warranties in §3(a) above, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §10(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused by the breach.

(c)

Indemnification Provisions for Benefit of the Seller.  In the event the Buyer breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to §8(a) above, provided that any of the Seller makes a written claim for indemnification against the Buyer pursuant to §10(h) below within such survival period, then the Buyer agrees to indemnify each of the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused by the breach.

(d)

Matters Involving Third Parties.

(i)

If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this §8, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing.

(ii)

Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice.

(iii)

Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in §8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate.

(iv)

In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

(e)

Determination of Adverse Consequences.  The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8. All indemnification payments under this §8 shall be deemed adjustments to the Purchase Price.

9.

Termination.

(a)

Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:  the Buyer and the Requisite Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)

Effect of Termination.  If any Party terminates this Agreement pursuant to §9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in §5(d) above shall survive termination.

10.

Miscellaneous.

(a)

Nature of Certain Obligations.

(i)

The covenants of each of the Seller in §2(a) above concerning the sale of his or its Target Shares to the Buyer and the representations and warranties of each of the Seller in §3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in §8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(ii)

The remainder of the representations, warranties, and covenants in this Agreement are joint obligations. This means that each Seller will be responsible to the extent provided in §8 above for his or its Allocable Portion of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(b)

Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Requisite Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

(c)

No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d)

Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

(e)

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Requisite Seller.

(f)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)

Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(j)

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Requisite Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k)

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l)

Expenses.  Each of the Buyer, the Seller, the Target, and the Target's Subsidiaries will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Buyer will also bear all of the costs and expenses of the Seller, the Target, and the Target's Subsidiaries (including all of their legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (other than any Income Tax on any gain resulting from the sale of the Target Shares hereunder) in the event that the transactions contemplated by this Agreement are consummated. Without limiting the generality of the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (including any New York State Gains Tax, New York City Transfer Tax and any similar Tax imposed in other states or subdivisions), shall be paid by the Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

(m)

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word " including" shall mean including without limitation.

(n)

Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

EVOLUTION RESOURCES, INC.

By:	/s/ Dennis G. McLaughlin, III
Chief Executive Officer

/s/ Mark Mollo
Mark Mollo